State of California

SECRETARY OF STATE

I, *Kevin Shelley*, Secretary of State of the State of California, hereby certify:

That the attached transcript of 1 page(s) has been compared with the record on file in this office, of which it purports to be a copy, and that it is full, true and correct.

IN WITNESS WHEREOF, I execute this certificate and affix the Great Seal of the State of California this day of

MAR 1 2 2004

Kevin Shelley

Secretary of State

CERTIFICATE OF AMENDMENT
OF
ARTICLES OF INCORPORATION
OF
CORPHQ, INC.

The undersigned certifies that:

1. He is the president and the secretary of CORPHQ, Inc., a California corporation (the "*Corporation*").

2. Section Four of the Articles of Incorporation of this Corporation is amended to read as follows:

   FOUR: The Corporation is authorized to issue five hundred million (500,000,000) shares of common stock. Upon the filing of the foregoing amendment of the Articles of Incorporation, every shareholder holding one (1) share of Common Stock shall be entitled to receive ten (10) shares of Common Stock against delivery of the stock certificate(s) owned by such shareholder by delivering the stock certificate(s) to the Secretary of the Corporation.

3. The foregoing amendment of Articles of Incorporation has been duly approved by the Board of Directors.

4. The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902, California Corporations Code. The total number of outstanding shares of the Corporation is nine million one hundred ten thousand three hundred sixty-eight (9,110,368) shares of Common Stock. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

The undersigned further declares under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of his own knowledge.

Executed at Redondo Beach, California on March 4, 2004.

Steven Crane
President and Secretary

1790243

State of California

SECRETARY OF STATE

CORPORATION DIVISION

I, *BILL JONES*, Secretary of State of the State of California, hereby certify:

That the annexed transcript has been compared with the corporate record on file in this office, of which it purports to be a copy, and that same is full, true and correct.

IN WITNESS WHEREOF, I execute this certificate and affix the Great Seal of the State of California this

SEP 9 1996

Bill Jones

Secretary of State

1790243

ENDORSED
FILED
in the office of the Secretary of State
of the State of California

SEP 6 - 1996

BILL JONES, Secretary of State

ARTICLES OF INCORPORATION

OF

CorpHQ, Inc.

ONE: The name of this corporation is CorpHQ, Inc.

TWO: The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California Corporations Code.

THREE: The name and address in this state of this corporation's initial agent for service of process is Thomas M. Jones, 4600 Campus Drive, Suite 200 Newport Beach, California 92660.

FOUR: The corporation is authorized to issue Ten Million (10,000,000) shares of common stock.

FIVE: The liabilities of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

SIX: The corporation is authorized to indemnify the directors and officers of the corporation to the fullest extent permissible under California law.

SEVEN: This corporation is a close corporation. The issued shares of this corporation of all classes shall be held of record by not more than thirty-five persons.

Dated: July 1, 1996

Thomas M. Jones, Incorporator

I declare that I am the person who executed the above Articles of Incorporation, and that this instrument is my act and deed.

Thomas M. Jones